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                                                                     EXHIBIT 2.1


                             SCHEME OF AMALGAMATION
                                    BETWEEN
                               WIPRO NET LIMITED
                                      AND
                                 WIPRO LIMITED


1. The Scheme of Amalgamation (hereinafter referred to as "the Scheme") provides for the amalgamation of Wipro Net Limited, having its registered officer at Duparc Trinity, 10th Floor, 17 M G Road, Bangalore 560 001 (hereinafter referred to as "the Transferor Company") with Wipro Limited, having its registered office at Doddakannelll, Sarjapur Road, Bangalore 650 035 (hereinafter referred to as "the Transferee Company") pursuant to the relevant provisions of the Companies Act, 1956, (hereinafter referred to as "the said Act").

2.  (a) With effect from April 1, 2001 (hereinafter called "the Appointed
    Date"] and subject to the provisions of this Scheme in relation to the mode of transfer and vesting, the undertaking and the entire business and all the movable and immovable properties, assets, investments, lease and hire purchase contracts, lending contracts, revisions, powers, authorities, allotments, approvals, consents, licences, registrations, contracts, engagements, arrangements, rights, titles, interests, benefits and advantages of whatsoever nature and wheresoever situate belonging to or in the ownership, power or possession and in the control of or vested in or granted in favour of, or enjoyed by the Transferor Company, including but without being limited to industrial rights of any nature whatsoever, liberties, patents, trade marks, designs, copyrights, import licences, quotas, permits, concessions, subsidies, approvals, authorisations, right to use and avail of telephones, telexes, facsimile connections, land installations, utilities, electricity and other services, reserves, provisions, funds, benefits of all agreements and all other interests [hereinafter collectively referred to as "the said assets"] shall be transferred to and vested in and/or deemed to be transferred and vested in the Transferee Company pursuant to the provisions of Section 394 of the said Act for all the estate, right, title and interest of the Transferor Company therein. PROVIDED that Board of Directors of the Transferee Company shall be entitled, at their discretion and as may be advised or considered fit, expedient or necessary, to determine the classification/reclassification and treatment of any or all of the Assets transferred to and vested in the Transferee Company pursuant to this Scheme. PROVIDED ALWAYS that the Scheme shall not operate to enlarge the security for any loan, deposit or facility created by or available to the Transferor Company which shall vest in the Transferee Company by virtue of the amalgamation and the Transferee Company shall not be obliged to create any further, or additional security therefore after the amalgamation has become effective or otherwise.

    (b) The transfer/vesting of the said assets, as aforesaid, shall be subject to existing charges/hypothecation/mortgage [if any, as may be subsisting] over or in respect of the said assets or any part thereof.

    (c) Notwithstanding what is stated in (a) above, it is expressly provided that in respect of such of the said assets as are movable in nature or are otherwise capable of transfer by manual delivery or by endorsement and delivery of the same shall be so transferred by the Transferor Company to the Transferee Company on a date to be decided between

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          the Transferor Company and the Transferee Company after the Scheme is duly sanctioned by the Courts.

          (d) In respect of such of the said assets other than those referred to in sub-para (b) above, the same shall, as more particularly provided in sub-clause (a) above, without any further act, instrument or deed, be transferred to and vested in and/or be deemed to be transferred and vested in the Transferee Company and vested in the Transferee Company as on the Appointed Date pursuant to the provisions of Section 394 of the Act.

          (e) The Transferee Company may, at any time after the coming into effect of this Scheme in accordance with the provisions hereof, if so required, under any law or otherwise, execute Deeds of Confirmation in favour of the secured creditors of the Transferor Company or in favour of any other party to any contract or arrangement to which the Transferor Company is a party or any writings as may be necessary to be executed in order to give formal effect to the above provisions. The Transferee Company shall, under the provisions of the Scheme, be deemed to be authorised to execute any such writings on behalf of the Transferor Company and to implement or carry out all such formalities or compliance referred to above on the part of the Transferor Company to be carried out or performed.

     3. With effect from the Appointed Date, all debts, liabilities, duties and obligations of the Transferor Company [hereinafter referred to as 'the said liabilities'] shall also be and stand transferred or deemed to be transferred, without further act, instrument or deed to the Transferee Company, pursuant to the provisions of Section 394 of the said Act so as to become as and from the Appointed Date the debts, liabilities, duties and obligations of the Transferor Company and further it shall not be necessary to obtain the consent of any third party or other person who is a party to any contract or arrangement by virtue of which such debts, liabilities, duties and obligations have arisen in order to give effect to the provisions of this clause.

          However, if the directors of the Transferor Company and the Transferee Company, so desire, all the movable assets comprised in the Undertaking shall not vest in the Transferee Company by virtue of the Court order which shall not operate as a conveyance but shall be transferred in the manner laid down in Clause 4 hereunder.

     4.   Transfer referred to in Clause 3 shall be carried out as follows:

               Upon the approval of the Scheme and passing of the order by the last of the High Courts but before the Effective Date:

a) The investments, cash, stock-in-trade or such other tangible movable assets comprised in the Undertaking shall be physically handed over by manual delivery to the Transferee Company along with duly executed transfer deeds, wherever required to the end and intent that the property therein passes to the Transferee Company on such delivery.

b)   In respect of the movable assets other than those specified in sub-clause
     (a) above, the following modus operandi shall be followed:

          The Transferor Company shall give notice in such form as it may deem fit and proper to each party, debtor or depositee that pursuant to the Scheme the said debt, loan,
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     advance, etc. to the extent to which property is to pass on to the
     Transferee Company be paid or made good or held on account of the transferor company as the person entitled thereto. The Transferor Company shall give notice in such form as it may deem fit and proper to each party, debtor or depositee that pursuant to the Scheme the said debt, loan, advance, etc. to the extent to which property is to pass on to the Transferee Company be paid or made good or held on account of the Transferee Company, as the person entitled thereto. The Transferee Company shall also give notice in such form as it may deem fit and proper to each person, debtor or depositee that pursuant to the Scheme the said person, debtor or depositee should pay the debt, loan or advance or make good the same or hold the same to its account and that the right of the Transferee Company to recover or realise the same is in substitution of the right of the Transferor Company.

     c) The logos, designs, drawings, specifications, documents, patents and such other intellectual property rights whether registered or not under any law in force in the name of the Transferor Company shall be physically handed over by manual delivery to the Transferee Company to the end and intent that the property therein passes to the Transferee Company upon such delivery and that in respect of the registered intangible assets and intellectual property rights, such as brands, trademarks, logos, patents, etc. the Transferor Company shall do and carry out all such acts and perform such deeds including but not limited to filing of applications and/or petitions before the relevant registering authorities under the applicable laws, to the end and intent of effectively transferring the ownership and registration of such intangible assets in favour of the Transferee Company.

5. This Scheme, through effective from the appointed date shall be operative from the last of the following dates or such other dates as the Court may direct, namely:

          (a) the date on which the last of all the consents, approvals, permissions, resolutions, sanctions and orders as are hereinafter referred to have been obtained or passed; and

          (b) the date on which certified copies of the Order of the Court under Section 391, 392 and 394 of the said Act are filed with the Registrar of Companies, and such date shall be hereinafter referred to as 'the Effective Date'.

6. With effect from the appointed Date up to the date on which this Scheme finally takes effect (viz the Effective Date)-

          (a) the Transferor company shall carry on and be deemed to have carried on all its business and activities and shall be deemed to have held and stood possessed of and shall hold and stand possessed of all the said assets for and on account of and in trust for the Transferee Company;

          (b) all the profits or incomes accruing or arising to the Transferor Company or expenditure or losses arising or incurred by the Transferor Company shall for all purposes be treated and be deemed to be and accrue as the profits or incomes or expenditure or losses of the Transferee company, as the case may be;

          (c) the Transferor Company shall carry on its business activities with reasonable diligence, business prudence and shall not alienate, charge, mortgage, encumber or otherwise deal with the said assets or any part thereof except in the ordinary course of business or with the prior consent of the Transferee Company

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          or pursuant to any pre-existing obligation undertaken by the
          Transferor Company prior to the Appointed Date.

     (d) The Reserves and Surplus, if any, of the Transferor Company shall become part of the Reserves and Surplus of the Transferee Company, to the end and intent that the book value of the Assets of the Transferor Company on the Appointed Day shall be the values at which the Assets shall be transferred to and be vested in the Transferee Company subject to the provisions of and in accordance with the Scheme.

7. All suits, actions and proceedings by or against the Transferor Company pending and/or arising on or before the effective Date shall be continued and be enforced by or against the Transferee Company as effectively as if the same had been pending and/or arising against the Transferee Company.

8. Consequent upon this Scheme becoming effective, the Directors of the Transferor Company shall cease to be the Directors of the Transferor Company.

9. Subject to the provisions of this Scheme all contracts, deeds, bonds, agreements, arrangements and other instruments of whatsoever nature to which the Transferor Company is party or to the benefit or which the Transferor Company may be eligible, and which are subsisting or having effect immediately before the Effective Date, shall be in full force and effect against or in favour of the Transferee Company, as the case may be, and may be enforced by or against the Transferee Company as fully and effectually as if, instead of the Transferor Company, the Transferee Company had been a party or beneficiary thereto. The Transferee Company shall enter into any Tripartite Arrangements, confirmations or novations to which the Transferor Company will, if necessary, also be a party in order to give formal effect to the provisions of this Clause, if so required or becomes necessary.

10. The transfer of the said assets and the said liabilities of the Transferor Company to the Transferee Company and the continuance of all the contracts or proceedings by or against the Transferee Company shall not affect any contract or proceedings relating to the said assets or the said liabilities already concluded by the Transferor Company on or after the Appointed Date.

     (a) As per the last audited balance sheet of the Transferor Company for the year ended March 31, 2001, the authorised share capital of the Transferor Company was Rs.280,000,000 divided into 28,000,000 equity shares of Rs.10/- each: the issued, subscribed and paid up share capital was Rs.223,923,120/- divided into 22,392,312 equity shares of Rs.10/- each.

     (b) As per the last audited balance sheet of the Transferee Company for the year ended March 31, 2001, the authorised share capital of the Transferee Company was Rs.1,000,000,000 divided into 375,000,000 equity shares of Rs.2/- each and 25,000,000 preference shares of Rs.10/- each and issued, subscribed and paid up share capital was Rs.464,866,038 dividend into 232,433,019 equity shares of Rs2/- each.

11. Upon the Scheme becoming finally effective the entire paid up share capital in the Transferor Company comprising 22,392,312 equity shares of Rs.10/- each held by the Transferee Company as well as for and on behalf of the Transferee Company and its nominees in the Transferor Company shall stand cancelled and extinguished.
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          (a) the Transferor Company shall be entitled to declare and pay dividend to its shareholders for any financial year or any period prior to the Effective Date. The Transferor Company shall have the right to declare dividend after the Appointed Date subject, however, to the prior written approval of the Board of Directors of the Transferee Company.

          (b) It is clarified that the aforesaid provision in respect of declaration of dividends are enabling provisions only and shall not be deemed to confer any right on any member of the Transferor Company and the Transferee Company to demand or claim any dividends which, subject to the provisions of the said Act, shall be entirely at the discretion of the Board of Directors and approval of the shareholders of the respective Companies.

12. (a) All employees of the Transferor Company in service on the date immediately preceding the date on which this Scheme finally takes effect i.e. the Effective Date, shall become the employees of the Transferee Company on such date without any break or interruption in service and on the terms and conditions not less favourable than those subsisting with reference to the Transferor Company as on the said date.

    (b) It is expressly provided, that as far as the Provident Fund, Gratuity Fund, Superannuation Fund or any other special Fund created or existing for the benefit of the employees of the Transferor Company are concerned, upon the Scheme becoming finally effective, the Transferee Company shall, stand substituted for the Transferor Company for all purposes whatsoever related to the administration or operation of such Schemes or Funds or in relation to the obligation to make contributions to the said Funds in accordance with provisions of such Schemes or Funds as per the terms provided in the respective Trust deeds. It is to this end and intent that all the rights, duties, powers and obligations of the Transferor Company in relation to such Funds shall become those of the Transferee Company. It is clarified that the services of the employees of the Transferor Company will be treated as having been continuous for the purposes of the aforesaid Funds or provisions.

13. As on the Effective Date, the Transferor Company shall stand dissolved without winding-up.

14. The Transferor Company and the Transferee Company hereto shall, with all reasonable despatch, make applications/petitions under Sections 391 and 394 and other applicable provisions of the said Act to the High Court of Kamataka at Bangalore for sanctioning the Scheme and for dissolution of the Transferor Company without winding up under the provisions of law.

15. The Transferor Company (by its Directors) and the Transferee Company (by its Directors) may assent from time to time on behalf of all persons concerned to any modifications or amendments of this Scheme or of any conditions or limitations which the Court and/or any other authorities under law may deem fit to approve of or impose and to resolve all doubts or difficulties that may arise for carrying out the Scheme and to do and execute all acts, deeds, matters and things necessary for putting the Scheme into effect.

16. For the purpose of giving effect to this Scheme or to any modifications or amendments thereof, the Directors of the Transferee Company may give and are authorised to give all

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        such directions as are necessary including directions for setting any question of doubt or difficulty that may arise.

      17. This Scheme is specifically conditional upon and subject to:

    (a) the approval of and agreement to the Scheme by the requisite majorities of such classes of persons of the Transferor Company and the Transferee Company as may be directed by the High Court of Kamataka at Bangalore on the applications made for directions under Section 391 of the said Act;

    (b) the sanction of the High Court of Kamataka at Bangalore being obtained under Sections 391 and 394 of the said Act in favour of the Transferor Company and the Transferee Company and to the necessary Order or Orders under Section 394 of the said Act, being obtained.

    (c) any other sanction or approval of the Appropriate Authorities concerned, as may be considered necessary and appropriate by the respective Boards of Directors of the Transferor Company and the Transferee Company, being obtained and granted in respect of any of the matters for which such sanction or approval is required.

      18. In the event of any of the said sanctions and approvals not being obtained and/or the scheme not being sanctioned by the High Court and/or the Order or Orders not being passed, as aforesaid, on or before September 30th 2001 or within such further period or periods, as may be agreed upon between the Transferor Company and the Transferee Company through their respective Boards of Directors, the Scheme of Amalgamation shall become null and void and each party shall bear and pay its respective costs, charges and expenses for and/or in connection with the Scheme.

      19. (a) The Transferor Company and the Transferee Company shall with reasonable despatch make applications to the High Court of Kamataka at Bangalore under Section 391 of the said Act seeking orders for convening and holding of the meetings of their respective equity shareholders and creditors, to be called, held and conducted in such manner as the Hon'ble High Court may direct and to consider and if thought fit to approve with or without modification of this Scheme.

          (b) On this Scheme being agreed to by the requisite majorities of the members and if necessary creditors of the Transferor Company and of the Transferee Company, the Transferor Company and the Transferee Company shall, with reasonable despatch apply to the High Court of Kamataka at Bangalore for sanctioning the Scheme of Amalgamation under Sections 391 and 394 of the Companies Act, 1956 and for such other Order, or Orders, as the Court may deem fit for carrying this Scheme into effect and for dissolution of the Transferor Company without winding up.

      20. All costs, charges and expenses of the Transferor Company and the Transferee Company respectively in relation to or in connection with this Scheme and of and incidental to the completion of the amalgamation of the said undertaking of the Transferor Company in pursuance of the Scheme shall, except as specifically provided herein, be borne and paid by the Transferee Company.